Exhibit 23.1

 Consent of Independent Registered Public Accounting Firm

Seneca Foods Corporation
Marion, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated June 10, 2009, relating to the consolidated financial statements, the effectiveness of Seneca Food Corporation’s internal control over financial reporting, and schedule of Seneca Foods Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
Milwaukee, Wisconsin

May 14, 2010